Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-198504) on Form S-3 and the registration statement (No. 333-190611) on Form S-8 of BMC Stock Holdings, Inc. of our report dated March 15, 2016 with respect to the consolidated balance sheet of BMC Stock Holdings, Inc. (formerly known as Building Materials Holding Corporation) as of December 31, 2014, and the related consolidated statements of operations, stockholders' equity, and cash flows, for each of the years in the two-year period ended December 31, 2014, which reports appear in the December 31, 2015 annual report on Form 10-K of BMC Stock Holdings, Inc.

/s/ KPMG LLP
Boise, ID
March 15, 2016